EXHIBIT 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
CytRx Corporation
Los Angeles, California
We hereby consent to the inclusion in the Prospectus constituting a part of this pre-effective Amendment No. 1 to the Registration Statement of our reports dated April 1, 2008, relating to the consolidated financial statements, and schedules and the effectiveness of internal control over financial reporting of CytRx Corporation, which are contained in that Prospectus. The report on the effectiveness of internal control over financial reporting expresses an adverse opinion on the effectiveness of the company’s internal control over financial reporting as of December 31, 2007.
We also consent to the reference to us under the caption “Experts” in the Prospectus.
/s/ BDO Seidman, LLP
Los Angeles, California
August 7, 2008